EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	INCORPORATION	DATE
Spectrum Pharmaceuticals GmbH	Switzerland	04/26/97
Spectrum Pharma Canada Inc.	Canada	01/25/08
OncoRx Pharma Private Limited	India	05/01/08